Exhibit 4.1

THIRD AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This Third Amendment to Registration Rights Agreement (this “Amendment”) is made and entered into as of October 21, 2018 by and between Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), and Hi-Crush Proppants LLC, a Delaware limited liability company (the “Sponsor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Registration Rights Agreement, entered into as of August 20, 2012 (as amended, the “Registration Rights Agreement”), by and between the Partnership and the Sponsor (each a “Party,” and together, the “Parties”).

RECITALS:

WHEREAS, Section 3.11 of the Registration Rights Agreement provides that such agreement may be amended by the written agreement of the Partnership and the Holders of a majority of the then outstanding Registrable Securities; and

WHEREAS, pursuant to the foregoing authority, and in connection with the issuance of common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to the Contribution Agreement, dated as of October 21, 2018, by and among the Contributor Parties (as defined therein), the Partnership and, solely for the purpose of Section 6.9 thereof, the Sponsor and Hi-Crush Acquisition Co. LLC, the Parties desire to amend the Registration Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

Section 1.    Amendments to Registration Rights Agreement

(a)    Amendments to Section 1.01.

i.	The following definition of “GP Contribution Agreement” is hereby added:

“GP Contribution Agreement” means the Contribution Agreement, dated as of October 21, 2018, by and among the Contributor Parties (as defined therein), the Partnership and, solely for the purpose of Section 6.9 thereof, the Sponsor and Hi-Crush Acquisition Co. LLC.”

ii.	The definition of “Registrable Securities” is hereby deleted in its entirety and replaced with the following:

“Registrable Securities” means the aggregate number of (i) Common Units issued (or issuable) to Sponsor pursuant to the Contribution Agreement (including pursuant to the Deferred Issuance and Distribution); (ii) Common Units issued upon conversion of the Subordinated Units; (iii) Common Units issued upon conversion of the Class B Units issued pursuant to the Class B Unit Contribution Agreement, (iv) Common Units issued pursuant to the Blair Contribution Agreement and (v) Common Units issued pursuant to the GP Contribution Agreement, which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.”

iii.	The definition of “Notice” is hereby deleted in its entirety.

(b)    Amendment to Section 2.01.

Section 2.01 is hereby deleted in its entirety and replaced with the following:

Section 2.01. Demand Registration. The Partnership shall file with the Commission, as soon as reasonably practicable, but in no event more than 30 days following the issuance of the Common Units issued pursuant to the GP Contribution Agreement, a registration statement (each, a “Registration Statement”) under the Securities Act providing for the resale of the Registrable Securities (which may, at the option of the Holders, be a registration statement under the Securities Act that provides for the resale of the Registrable Securities pursuant to Rule 415 from time to time by the Holders (a “Shelf Registration Statement”)). The Partnership shall use its commercially reasonable efforts to cause each Registration Statement to be declared effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Any Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by such Registration Statement. The Partnership shall use its commercially reasonable efforts to cause each Registration Statement filed pursuant to this Section 2.01 to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). Each Registration Statement when effective (and the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. There shall be no limit on the number of Registration Statements that may be required by the Holders hereunder.

Section 2.    General Provisions.

(a)    Amendment. No amendment of this Amendment shall be valid unless such amendment is made in accordance with Section 3.11 of the Registration Rights Agreement.

(b)    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

(c)    Governing Law. The Laws of the State of New York shall govern this Amendment.

(d)    Severability of Provisions. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

(e)    Effect of the Amendment. Except as amended by this Amendment, all other terms of the Registration Rights Agreement shall continue in full force and effect and remain unchanged and are hereby confirmed in all respects by each Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Amendment, effective as of the date first written above.

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:	/s/ Laura Fulton
Name: Title:	Laura Fulton Chief Financial Officer

CONTRIBUTOR PARTIES:

Class A Members:

ACP HIP SPLITTER, L.P.

By:	/s/ Ben Silbert
Name: Title:	Ben Silbert General Counsel

ACP HIP SPLITTER (OFFSHORE), L.P.

By:	/s/ Ben Silbert
Name: Title:	Ben Silbert General Counsel

RER LEGACY INVESTMENTS LLC

By:	/s/ Robert E. Rasmus
Name: Title:	Robert E. Rasmus Sole Member

JMW LEGACY INVESTMENTS LLC

By:	/s/ James M. Whipkey
Name: Title:	James M. Whipkey Sole Member

BLESSED & FAVORED INVESTMENTS LLC

By:	/s/ Jefferies V. Alston, III
Name: Title:	Jefferies V. Alston, III President

JOHN AND KAREN HUFF, TENANTS IN COMMON

By:	/s/ John Huff
Name:	John Huff

By:	/s/ Karen Huff
Name:	Karen Huff

LASROSAS CAPITAL LLC

By:	/s/ James E. Parkman, Jr.
Name: Title:	James E. Parkman, Jr. Sole Member

RGW INTERESTS LLC

By:	/s/ R. Graham Whaling
Name: Title:	R. Graham Whaling Manager

Class B Members:

By:	/s/ Chad McEver
Name:	Chad McEver

Class C Members:

By:	/s/ Laura Fulton
Name:	Laura Fulton

By:	/s/ Martha Romig
Name:	Martha Romig

By:	/s/ Mark Skolos
Name:	Mark Skolos